Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Raining Data Corporation:

We consent to the use of our report dated July 20, 2006, with respect to the consolidated balance sheets of Raining Data Corporation and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive loss for each of the years in the three-year period ended March 31, 2006, incorporated herein by reference.

Our report dated July 20, 2006, contains an explanatory paragraph that states the Company has restated its 2005 and 2004 consolidated financial statements.

/s/ KPMG LLP

Costa Mesa, California
February 27, 2007